Exhibit 99.1

Contact: Henri Steenkamp

Saratoga Investment Corp.

212-906-7800

Roland Tomforde

Broadgate Consultants

212-232-2222

Saratoga Investment Corp. Announces Fiscal

Second Quarter 2021 Financial Results and Increases

Dividend to $0.41 per Share for the Quarter Ending August 31, 2020

__________________________________________

NEW YORK, October 7, 2020 – Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company (“BDC”), today announced financial results for its 2021 fiscal second quarter.

Summary Financial Information

The Company’s summarized financial information is as follows:

	For the quarter ended and as of Aug 31, 2020	For the quarter ended and as of May 31, 2020	For the quarter ended and as of Aug 31, 2019
	($ in thousands except per share)
AUM	508,117	482,947	486,880
NAV	298,177	281,631	224,337
NAV per share	26.68	25.11	24.47
Investment Income	13,856	13,297	13,888
Net Investment Income per share	0.48	0.80	0.59
Adjusted Net Investment Income per share	0.49	0.51	0.68
Earnings per share	1.95	(2.02)	0.91
Dividends per share (declared)	0.41	0.40	0.56
Return on Equity – last twelve months	14.3%	9.9%	14.3%
– annualized quarter	30.1%	(30.9)%	14.7%
Originations	31,709	38,999	93,194
Repayments	23,282	9,350	19,004

“Following two volatile and challenging quarters, we continue to believe that Saratoga remains in a strong position and well positioned to face potential future economic challenges related to COVID-19,” said Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment. “We believe our performance for the fiscal second quarter 2021 reflected the market’s economic difficulties, and importantly, highlighted the strength of our financial position and portfolio. Our quarterly metrics include LTM return on equity of 14.3%, adjusted NII per share of $0.49 per share and adjusted NII yield of 7.6%. There still remains significant uncertainty presented by the COVID-19 pandemic to the economy and particularly small businesses, and so balance sheet strength, liquidity and NAV preservation continues to be paramount, both for our portfolio companies and ourselves. Our current capital structure at quarter-end was strong, with $298 million of equity supporting $108 million of long-term covenant-free non-SBIC debt. Our quarter-end regulatory leverage of 376% substantially exceeds our 150% requirement, following the new long-term debt we issued this quarter, and in addition to our Madison revolving credit facility we have $65 million of quarter-end cash to support our existing portfolio companies, and $155 million of available SBIC II facilities which can be used to finance new opportunities, all of which will be highly accretive to earnings.”

“Reflecting our current strong portfolio performance, the Board of Directors decided to increase our quarterly dividends by $0.01 per share and declare a $0.41 per share dividend for the quarter ended August 31, 2020. We will continue to assess the amount of our dividends on at least a quarterly basis as we gain better visibility on the economy and our business performance. We have historically conservatively managed our RIC compliance obligations, such that we had no ordinary income spillover obligations going into the pandemic and therefore substantial spillover flexibility and consequent liquidity. Payment of this dividend further preserves our spillover liquidity position.”

Michael J. Grisius, President and Chief Investment Officer, added, “Portfolio management continues to be critically important. In terms of new investments, we have become much more discerning in the current environment. Despite this, we continued to bring new platform investments into the portfolio, with two investments in new companies added this quarter, in addition to the success we continue to have with follow-ons in existing borrowers with strong business models and balance sheets, totaling $31.7 million invested in the fiscal quarter. We believe the quality of our asset base remains high, with our end of August valuations reflecting quarter-end market spreads and individual COVID-19 impacts, resulting in a recovery of over half of the first quarter’s reduction in fair value. This translated into a $16.6 million unrealized appreciation booked this quarter. Our credit quality remained at a high level at quarter-end and increased from last quarter, with over 92% of credits rated in our highest category, putting our portfolio in a strong position from which to face the continued volatility and uncertainty ahead. With 77% of our investments at year-end in first lien debt and generally supported by strong enterprise values and balance sheets in industries that have historically performed well in stressed situations, we remain confident thus far in the durability of our portfolio in these uncertain times. We remain confident in our experienced management team, high underwriting standards and time-tested investment strategy and believe we have the resources to weather the economic challenges ahead, and that our team will be able to continue to steadily grow portfolio size and maintain quality over the long-term.”

Discussion of Financial Results for the Quarter ended August 31, 2020:

As of August 31, 2020, Saratoga Investment’s assets under management (“AUM”) was $508.1 million, an increase of 4.4% from $486.9 million as of August 31, 2019, and an increase of 5.2% from $482.9 million as of May 31, 2020. The increase this past quarter consists of $31.7 million in originations, offset by $23.3 million of repayments and amortizations, as well as $16.6 million in net realized and unrealized appreciation, reflecting the impact of changes to market spreads, EBITDA multiples and/or revised portfolio company performance on the quarter-end valuations. Saratoga Investment’s portfolio remains strong, with 76.7% of the portfolio in first liens, and a continued high level of investment quality in loan investments, with 92.1% of its loans this quarter at its highest internal rating. This quarter’s originations include two investments in new platforms, and three follow-ons in existing portfolio companies. Since Saratoga Investment took over the management of the BDC, $505.9 million of repayments and sales of investments originated by Saratoga Investment have generated a gross unlevered IRR of 16.6%.

For the three months ended August 31, 2020, total investment income of $13.9 million remained unchanged when compared to the three months ended August 31, 2019. This quarter’s investment income was generated from an investment base that has grown by 4.4% since last year. This asset growth was offset by lower interest rates, with the weighted average current coupon on non-CLO BDC investments decreasing from 10.4% to 9.9% year-over-year. In addition, this quarter’s investment income was up 4.2% on a quarter-on-quarter basis from $13.3 million for the quarter ended May 31, 2020, primarily due to the growing investment base and the full-period impact of originations closed last quarter.

As compared to the three months ended August 31, 2019, net investment income decreased due to (i) increased base management fees generated from the management of this larger pool of investments, and (ii) the non-recurrence of an income tax benefit recognized last quarter, offset by decreased interest and debt financing expenses reflecting the repayment of the $74.5 million baby bond last year. Total expenses, excluding interest and debt financing expenses, base management fees and incentive fees and income tax benefit, remained unchanged at $1.4 million for the three months ended August 31, 2019, and August 31, 2020.

Net investment income on a weighted average per share basis was $0.48 for the quarter ended August 31, 2020. Adjusted for the incentive fee accrual related to net capital gains, the net investment income on a weighted average per share basis was $0.49. This compares to adjusted net investment income per share of $0.51 for the quarter ended May 31, 2020, and $0.68 for the quarter ended August 31, 2019. During these periods, weighted average common shares outstanding increased from 8.3 million shares for the three months ended August 31, 2019, to 11.2 million shares for both the three months ended May 31, 2020, and August 31, 2020.

Net investment income yield as a percentage of average net asset value (“Net Investment Income Yield”) was 7.4% for the quarter ended August 31, 2020. Adjusted for the incentive fee accrual related to net capital gains, the Net Investment Income Yield was 7.6%. In comparison, adjusted Net Investment Income Yield was 7.9% and 11.0% for the quarters ended May 31, 2020, and August 31, 2019, respectively.

Net Asset Value (“NAV”) was $298.2 million as of August 31, 2020, an increase of $16.6 million from $281.6 million as of May 31, 2020, and an increase of $73.9 million from $224.3 million as of August 31, 2019.

●	For the three months ended August 31, 2020, $5.3 million of net investment income, $0.01 million in net realized gain from investments and $16.6 million of net unrealized depreciation were earned, offset by $0.1 million deferred tax expense on net unrealized gains in Saratoga Investment’s blocker subsidiaries and $4.5 million of dividends declared. In addition, $0.8 million of stock dividend distributions were made through the Company’s dividend reinvestment plan (“DRIP”), and 90,321 shares were purchased for $1.6 million pursuant to the share repurchase plan, all in this quarter.

NAV per share was $26.68 as of August 31, 2020, compared to $25.11 as of May 31, 2020, $27.13 as of February 29, 2020, and $24.47 as of August 31, 2019.

●	For the three months ended August 31, 2020, NAV per share increased by $1.57 per share, reflecting the $1.47 per share net realized and unrealized gain on investments and $0.48 per share net investment income, offset by the first quarter dividend of $0.40 per share declared in this quarter. There was a $0.02 net accretion to NAV per share resulting from repurchasing shares below NAV pursuant to the share repurchase plan, offset by the DRIP shares issued during the quarter.

Return on equity for the last twelve months ended August 31, 2020, was 14.3%, unchanged from 14.3% for the comparable period last year.

Earnings per share for the quarter ended August 31, 2020, was $1.95, compared to loss per share of ($2.02) for the quarter ended May 31, 2020, and earnings per share of $0.91 for the quarter ended August 31, 2019.

Investment portfolio activity for the quarter ended August 31, 2020:

●	Cost of investments made during the period: $31.7 million, including investments in two new portfolio companies.

●	Principal repayments during the period: $23.3 million.

Additional Financial Information

For the fiscal quarter ended August 31, 2020, Saratoga Investment reported net investment income of $5.3 million, or $0.48 on a weighted average per share basis, and a net realized and unrealized gain on investments of $16.5 million, or $1.47 on a weighted average per share basis, resulting in a net increase in net assets from operations of $21.8 million, or $1.95 on a weighted average per share basis. The $16.5 million net gain on investments was comprised of $16.6 million in net unrealized appreciation on investments and $0.01 million in net realized gain on investments, offset by $0.1 million of net change in provision for deferred taxes on unrealized appreciation on investments. The $16.6 million unrealized appreciation reflects a 3.6% increase in the total value of the portfolio, primarily related to improvements in market spreads, EBITDA multiples and/or revised portfolio company performance – therefore, more than half of the reduction in the total value of the portfolio in the first quarter was reversed this quarter. This is compared to the fiscal quarter ended August 31, 2019, with net investment income of $5.0 million, or $0.59 on a weighted average per share basis, and a net realized and unrealized gain on investments of $2.6 million, or $0.31 on a weighted average per share basis, resulting in a net increase in net assets from operations of $7.6 million, or $0.91 on a weighted average per share basis.

Adjusted for the incentive fee accrual related to net capital gains, the net investment income was $5.5 million and $5.6 million for the quarters ended August 31, 2020, and August 31, 2019, respectively – a decrease of $0.1 million year-over-year, or 2.5%.

Total expenses, excluding interest and debt financing expenses, base management fees and incentive management fees and income tax benefit, remained unchanged at $1.4 million for the quarters ended August 31, 2019 and August 31, 2020. This represented 1.1% of average total assets, also unchanged from last year.

Portfolio and Investment Activity

As of August 31, 2020, the fair value of Saratoga Investment’s portfolio was $508.1 million (excluding $65.4 million in cash and cash equivalents), principally invested in 40 portfolio companies and one collateralized loan obligation fund (“CLO”). The overall portfolio composition consisted of 76.7% of first lien term loans, 9.9% of second lien term loans, 1.3% of unsecured term loans, 6.1% of subordinated notes in a CLO and 6.0% of common equity.

For the fiscal quarter ended August 31, 2020, Saratoga Investment invested $31.7 million in two new and three existing portfolio companies and had $23.3 million in aggregate amount of exits and repayments, resulting in net investments of $8.4 million for the quarter.

As of August 31, 2020, the weighted average current yield on Saratoga Investment’s portfolio based on current fair values was 9.6%, which was comprised of a weighted average current yield of 9.7% on first lien term loans, 11.4% on second lien term loans, 5.9% on unsecured term loans, 16.4% on CLO subordinated notes and 0.0% on equity interests.

Liquidity and Capital Resources

As of August 31, 2020, Saratoga Investment had no outstanding borrowings under its $45 million senior secured revolving credit facility with Madison Capital Funding LLC. At the same time, Saratoga Investment had $150.0 million SBA debentures in its SBIC I license outstanding, $20.0 million in SBA debentures in its SBIC II license outstanding, $108.1 million of baby bonds issued, including two listed issuances of 60.0 million and $43.1 million, respectively, and one unlisted issuance of $5.0 million, and an aggregate of $65.4 million in cash and cash equivalents.

With $45.0 million available under the credit facility and the $65.4 million of cash and cash equivalents as of August 31, 2020, Saratoga Investment has a total of $110.4 million of undrawn borrowing capacity and cash and cash equivalents for new investments or to support its existing portfolio companies. In addition, Saratoga Investment has $155.0 million in undrawn SBA debentures from the most recently approved SBIC II license to finance new SBIC-eligible portfolio companies. It should be noted that, depending on portfolio company performance, availability under the Madison credit facility might be reduced. In addition, certain follow-on investments in SBIC I and the BDC will not qualify for SBIC II funding. As of quarter-end, Saratoga Investment had $11.1 million of committed undrawn lending commitments and $33.8 million of discretionary funding commitments.

On June 24, 2020, the Company issued $37.5 million in aggregate principal amount of 7.25% fixed-rate notes due 2025 (the “7.25% 2025 Notes”) for net proceeds of $36.3 million after deducting underwriting commissions of approximately $1.2 million. Offering costs incurred were approximately $0.3 million. The Company also granted the underwriters an option to purchase up to an additional $5.625 million in aggregate principal amount of Notes within 30 days, which they fully exercised on July 6, 2020, for additional net proceeds of $5.4 million after deducting additional underwriting commissions of approximately $0.2 million. Interest on the 7.25% 2025 Notes is paid quarterly in arrears on February 28, May 31, August 31 and November 30, at a rate of 7.25% per year, beginning August 31, 2020. The 7.25% 2025 Notes mature on June 30, 2025, and commencing June 24, 2022, may be redeemed in whole or in part at any time or from time-to-time at our option. The net proceeds from the offering were used for general corporate purposes in accordance with the Company’s investment objective and strategies. The 7.25% 2025 Notes are listed on the New York Stock Exchange under the trading symbol “SAK” with a par value of $25.00 per share. The Company has received an investment grade private rating of “BBB” from Egan-Jones Ratings Company, an independent, unaffiliated rating agency.

On July 9, 2020, the Company issued $5.0 million aggregate principal amount of 7.75% fixed-rate Notes due in 2025 (the “7.75% Notes 2025”) for net proceeds of $4.8 million after deducting underwriting commissions of approximately $0.2 million. Offering costs incurred were approximately $0.1 million. Interest on the 7.75% Notes 2025 is paid quarterly in arrears on February 28, May 31, August 31 and November 30, at a rate of 7.75% per year, beginning August 31, 2020. The 7.75% Notes 2025 mature on July 9, 2025 and may be redeemed in whole or in part at any time or from time to time at our option. The net proceeds from the offering were used for general corporate purposes in accordance with our investment objective and strategies. The 7.75% 2025 Notes are unlisted and with a par value of $25.00 per share.

On March 16, 2017, Saratoga Investment entered into an equity distribution agreement with Ladenburg Thalmann & Co. Inc., through which Saratoga may offer for sale, from time-to-time, up to $30.0 million of its common stock through an ATM offering. Subsequent to this, BB&T Capital Markets and B. Riley FBR, Inc. were also added to the agreement. On July 11, 2019, the amount of common stock to be offered through this offering was increased to $70.0 million, and on October 8, 2019, the amount of common stock to be offered through this offering was further increased to $130.0 million. As of August 31, 2020, the Company sold 3,992,018 shares for gross proceeds of $97.1 million at an average price of $24.77 for aggregate net proceeds of $95.9 million (net of transaction costs). During the three months ended August 31, 2020, there was no activity related to the ATM offering.

On September 14, 2020, the Company entered into a fifth amendment to the Credit Facility with Madison Capital Funding LLC to, among other things:

●	extend the commitment termination date of the Credit Facility from September 17, 2020 to September 17, 2021, with no change to the maturity date of September 17, 2025.
●	provide for the transition away from the LIBOR Rate in the market, and
●	expand the definition of Eligible Loan Asset to allow investments with certain recurring revenue features to qualify as Collateral and be included in the borrowing base.

Dividend

Saratoga Investment has raised its dividend for the past five years. In light of the dramatic uncertainties currently present in the economy, and to ensure we retain liquidity to not only support our current portfolio companies during these challenged times, but to also create new, important relationships through the provision of critically crucial liquidity in new situations, Saratoga Investment’s Board of Directors (the “Board of Directors”) deferred its dividend for the final quarter of fiscal 2020.

Furthermore, while many BDCs have spillover obligations from prior years, representing taxable income from past obligations yet to be distributed, Saratoga Investment has historically managed its distributions conservatively so it is current with all spillover obligations, other than those related to our Easy Ice long-term net capital gains. This therefore means that Saratoga Investment is not obligated to pay current dividends related to historical earnings and enabling preservation of precious liquidity in this challenging market environment.

Taking all of this into account, including Saratoga Investment’s recent baby bond issuances and substantially improved position, and the current performance of its portfolio, the Board of Directors paid a $0.40 per share dividend for the quarter ended May 31, 2020. Furthermore, the Board of Directors declared a $0.41 per share dividend for the quarter ended August 31, 2020, increasing last quarter’s dividend by $0.01 per share. The Board of Directors will continue to assess this on at least a quarterly basis as better visibility is gained on the economy and business performance. An important consideration for this decision arises from Saratoga Investment’s historically conservative management of its RIC compliance obligations, such that it has no ordinary income spillover obligations and therefore substantial spillover flexibility and consequent liquidity.

The Board of Directors declared this quarter’s dividend on October 7, 2020, and is payable on November 10, 2020, to common stockholders of record on October 26, 2020. Stockholders have the option to receive payment of the dividend in cash, or receive shares of common stock pursuant to the Company’s DRIP.

Total dividends declared thus far for fiscal year 2021 is $0.81 per share. In fiscal year 2020, the Company declared a quarterly dividend of $0.56 per share for the quarter ended November 30, 2019, $0.56 per share for the quarter ended August 31, 2019, $0.55 per share for the quarter ended May 31, 2019, and $0.54 per share for the quarter ended February 28, 2019. Total dividends declared for the fiscal years ended February 28, 2019, and 2018, were $2.06 per share and $1.90 per share, respectively.

Share Repurchase Plan

In fiscal year 2015, the Company announced the approval of an open market share repurchase plan that allows it to repurchase up to 200,000 shares of its common stock at prices below its NAV as reported in its then most recently published financial statements. During fiscal year 2017, the share repurchase plan was increased to 600,000 shares of common stock, and during fiscal years 2018, 2019 and 2020, this share repurchase plan was extended for another year at the same level of approval, currently through January 15, 2021. On May 4, 2020, the Board of Directors increased the share repurchase plan to 1.3 million shares of common stock. During the three months ended August 31, 2020, the Company purchased 90,321 shares of common stock, at the average price of $17.17 for approximately $1.6 million pursuant to this repurchase plan.

These share repurchases during the quarter more than offset the 47,098 shares issued as part of the DRIP shares issued in October 2020.

2021 Fiscal Second Quarter Conference Call/Webcast Information

When:	Thursday, October 8, 2020, 10:00 a.m. Eastern Time (ET)

Call:	Interested parties may participate by dialing (877) 312-9208 (U.S. and Canada) or (678) 224-7872 (outside U.S. and Canada)

A replay of the call will be available from 1:00 p.m. ET on Thursday, October 8, 2020, through 1:00 p.m. ET on Thursday, October 15, 2020, by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (outside U.S. and Canada), passcode for both replay numbers: 4292268

Webcast:	Interested parties may access a simultaneous webcast of the call and find the Q2 2021 presentation by going to the “Events & Presentations” section of Saratoga Investment Corp.’s investor relations website, http://ir.saratogainvestmentcorp.com/events-presentations

About Saratoga Investment Corp.

Saratoga Investment is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors. Saratoga Investment’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments. Saratoga Investment has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally-managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies. Saratoga Investment owns two SBIC-licensed subsidiaries and manages a $500 million collateralized loan obligation (“CLO”) fund. It also owns 100% of the Class F-R-2, G-R-2 and subordinated notes of the CLO. The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment to provide a broad range of financing solutions.

Forward Looking Statements

Statements included herein contain certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which relate to future events or our future performance or financial condition. Forward-looking statements can be identified by the use of forward looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or negative versions of those words, other comparable words or other statements that do not relate to historical or factual matters. The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including but not limited to the impact of the COVID-19 pandemic and the pandemic’s impact on the U.S. and global economy, as well as those described from time-to-time in our filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made. Saratoga Investment Corp. undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call, whether as a result of new information, future developments or otherwise, except as required by law.

Financials

Saratoga Investment Corp.

Consolidated Statements of Assets and Liabilities

	August 31, 2020	February 29, 2020
	(unaudited)
ASSETS
Investments at fair value
Non-control/Non-affiliate investments (amortized cost of $452,233,107 and $418,006,725, respectively)	$440,847,945	$420,442,928
Affiliate investments (amortized cost of $26,051,719 and $23,998,917, respectively)	18,731,636	18,485,854
Control investments (amortized cost of $45,869,421 and $44,293,619, respectively)	48,537,411	46,703,192
Total investments at fair value (amortized cost of $524,154,247 and $486,299,261, respectively)	508,116,992	485,631,974
Cash and cash equivalents	39,052,320	24,598,905
Cash and cash equivalents, reserve accounts	26,342,863	14,851,447
Interest receivable (net of reserve of $1,729,764 and $1,238,049, respectively)	4,396,518	4,810,456
Management fee receivable	284,122	272,207
Other assets	619,543	701,007
Total assets	$578,812,358	$530,865,996

LIABILITIES
Revolving credit facility	$-	$-
Deferred debt financing costs, revolving credit facility	(466,094)	(512,628)
SBA debentures payable	170,000,000	150,000,000
Deferred debt financing costs, SBA debentures payable	(2,729,422)	(2,561,495)
6.25% Notes Payable 2025	60,000,000	60,000,000
Deferred debt financing costs, 6.25% notes payable 2025	(1,859,372)	(2,046,735)
7.25% Notes Payable 2025	43,125,000	-
Deferred debt financing costs, 7.25% notes payable 2025	(1,561,533)	-
7.75% Notes Payable 2025	5,000,000	-
Deferred debt financing costs, 7.75% notes payable 2025	(266,420)	-
Base management and incentive fees payable	3,738,729	15,800,097
Deferred tax liability	1,194,700	1,347,363
Accounts payable and accrued expenses	1,816,618	1,713,157
Interest and debt fees payable	2,287,313	2,234,042
Directors fees payable	59,500	61,500
Due to manager	295,981	543,842
Total liabilities	280,635,000	226,579,143

NET ASSETS
Common stock, par value $0.001, 100,000,000 common shares authorized, 11,174,322 and 11,217,545 common shares issued and outstanding, respectively	11,174	11,218
Capital in excess of par value	288,699,868	289,476,991
Total distributable earnings	9,466,316	14,798,644
Total net assets	298,177,358	304,286,853
Total liabilities and net assets	$578,812,358	$530,865,996
NET ASSET VALUE PER SHARE	$26.68	$27.13

Asset Coverage Ratio	375.8%	607.1%

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the three months ended
	August 31, 2020	August 31, 2019
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$10,207,720	$8,585,609
Affiliate investments	388,052	267,533
Control investments	1,249,972	1,678,326
Payment-in-kind interest income:	-	-
Non-control/Non-affiliate investments	328,938	179,847
Affiliate investments	48,018	41,265
Control investments	37,771	989,367
Total interest from investments	12,260,471	11,741,947
Interest from cash and cash equivalents	1,610	145,793
Management fee income	625,436	629,745
Structuring and advisory fee income*	940,000	1,047,350
Other income*	28,060	323,378
Total investment income	13,855,577	13,888,213

OPERATING EXPENSES
Interest and debt financing expenses	3,328,447	3,866,722
Base management fees	2,209,052	1,997,240
Incentive management fees expense (benefit)	1,529,677	2,085,486
Professional fees	367,553	384,874
Administrator expenses	602,083	518,750
Insurance	67,727	64,619
Directors fees and expenses	75,000	97,500
General & administrative	333,824	382,873
Income tax expense (benefit)	7,501	(465,925)
Total operating expenses	8,520,864	8,932,139
NET INVESTMENT INCOME	5,334,713	4,956,074

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	11,929	1,870,089
Net realized gain (loss) from investments	11,929	1,870,089
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	10,601,529	365,541
Affiliate investments	637,232	731,304
Control investments	5,341,640	361,027
Net change in unrealized appreciation (depreciation) on investments	16,580,401	1,457,872
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	(116,521)	(704,263)
Net realized and unrealized gain (loss) on investments	16,475,809	2,623,698
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$21,810,522	$7,579,772

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$1.95	$0.91

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,207,142	8,333,570

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Saratoga Investment Corp.

Consolidated Statements of Operations

(unaudited)

	For the six months ended
	August 31, 2020	August 31, 2019
INVESTMENT INCOME
Interest from investments
Interest income:
Non-control/Non-affiliate investments	$20,163,282	$17,113,349
Affiliate investments	786,422	516,858
Control investments	2,383,556	3,326,472
Payment-in-kind interest income:	-	-
Non-control/Non-affiliate investments	910,884	331,744
Affiliate investments	94,241	81,415
Control investments	72,553	1,975,236
Total interest from investments	24,410,938	23,345,074
Interest from cash and cash equivalents	13,406	197,152
Management fee income	1,260,008	1,259,261
Structuring and advisory fee income*	1,253,306	1,363,725
Other income*	215,060	474,185
Total investment income	27,152,718	26,639,397

OPERATING EXPENSES
Interest and debt financing expenses	5,892,323	7,731,298
Base management fees	4,369,580	3,809,409
Incentive management fees expense (benefit)	(328,633)	4,198,655
Professional fees	754,441	780,000
Administrator expenses	1,158,333	1,018,750
Insurance	135,453	129,238
Directors fees and expenses	135,000	157,500
General & administrative	684,638	641,474
Income tax expense (benefit)	(1,444)	(463,789)
Total operating expenses	12,799,691	18,002,535
NET INVESTMENT INCOME	14,353,027	8,636,862

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized gain (loss) from investments:
Non-control/Non-affiliate investments	20,409	1,870,089
Net realized gain (loss) from investments	20,409	1,870,089
Net change in unrealized appreciation (depreciation) on investments:
Non-control/Non-affiliate investments	(13,821,365)	2,758,732
Affiliate investments	(1,807,020)	901,248
Control investments	258,417	1,787,022
Net change in unrealized appreciation (depreciation) on investments	(15,369,968)	5,447,002
Net change in provision for deferred taxes on unrealized (appreciation) depreciation on investments	151,219	(725,193)
Net realized and unrealized gain (loss) on investments	(15,198,340)	6,591,898
NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$(845,313)	$15,228,760

WEIGHTED AVERAGE - BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$(0.08)	$1.89

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - BASIC AND DILUTED	11,212,315	8,041,365

*	Certain prior period amounts have been reclassified to conform to current period presentation.

Supplemental Information Regarding Adjusted Net Investment Income, Adjusted Net Investment Income Yield and Adjusted Net Investment Income per share

On a supplemental basis, Saratoga Investment provides information relating to adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share, which are non-GAAP measures. These measures are provided in addition to, but not as a substitute for, net investment income, net investment income yield and net investment income per share. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or reversal attributable to realized and unrealized gains. The management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year. In addition, Saratoga Investment accrues, but does not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. All capital gains incentive fees are presented within net investment income within the Consolidated Statements of Operations, but the associated realized and unrealized gains and losses that these incentive fees relate to, are excluded. As such, Saratoga Investment believes that adjusted net investment income, adjusted net investment income yield and adjusted net investment income per share is a useful indicator of operations exclusive of any capital gains incentive fee expense or reversal attributable to gains. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income, net investment income yield to adjusted net investment income yield and net investment income per share to adjusted net investment income per share for the three and six months ended August 31, 2020, and August 31, 2019.

	For the three months ended August 31		For the six months ended August 31
	2020	2019	2020	2019

Net Investment Income	$5,334,713	$4,956,074	$14,353,027	$8,636,862
Changes in accrued capital gains incentive fee expense/reversal	156,235	676,801	(3,094,003)	1,630,809
Adjusted net investment income	$5,490,948	$5,632,875	$11,259,024	$10,267,671

Net investment income yield	7.4%	9.6%	9.7%	8.8%
Changes in accrued capital gains incentive fee expense/reversal	0.2%	1.4%	(2.1)%	1.6%
Adjusted net investment income yield (1)	7.6%	11.0%	7.6%	10.4%

Net investment income per share	$0.48	$0.59	$1.28	$1.07
Changes in accrued capital gains incentive fee expense/reversal	$0.01	$0.09	$(0.28)	$0.21
Adjusted net investment income per share (2)	$0.49	$0.68	$1.00	$1.28

(1)	Adjusted net investment income yield is calculated as adjusted net investment income divided by average net asset value.

(2)	Adjusted net investment income per share is calculated as adjusted net investment income divided by weighted average common shares outstanding.